Exhibit 99.1

Michael W. Lamach Elected Chairman of Ingersoll Rand

Herbert L. Henkel Retires

Swords, Ireland, June 4, 2010 – The Board of Directors of Ingersoll-Rand plc (NYSE:IR) today announced the election of Michael W. Lamach as chairman of the company, effective immediately.

Lamach, 47, will retain his current titles of president and chief executive officer of Ingersoll Rand. He succeeds Herbert L. Henkel, who retires after serving as chairman of the company since May 2000. Henkel, 62, joined Ingersoll Rand in April 1999 and served as chief executive officer until February.

During his more than 10 years of leadership, Henkel spearheaded the company’s transformation from a machinery manufacturer to a diversified industrial company serving commercial, residential and industrial markets. Ingersoll Rand today is a leader in creating and sustaining safe, comfortable and efficient environments with greater global reach, better balance between equipment and services, and enhanced operational performance.

“Thanks to Herb’s leadership, our dramatic portfolio transformation is complete,” said Lamach. “His legacy is reflected in the global, diversified industrial firm we have become — a firm well positioned to consistently deliver premier performance for our customers, employees and shareholders. I believe that today we are at the forefront of the most exciting time in the nearly 140-year history of Ingersoll Rand.”

Lamach joined Ingersoll Rand in February 2004 as president of the company’s Security Technologies Sector and became president of Trane Commercial Systems after the acquisition of that business in 2008. He was named president and chief operating officer in February 2009, and chief executive officer in February 2010.

“The Board has complete confidence in Mike’s leadership and commitment to the success of Ingersoll Rand,” said Richard Swift, lead independent director of Ingersoll Rand’s Board. “At the same time, we are deeply appreciative of Herb’s invaluable contributions to our company and his assistance in ensuring a seamless and well-planned transition.”

Henkel added: “Since joining Ingersoll Rand more than six years ago, Mike has proven himself in multiple leadership roles by delivering strategic and operational results that have benefited customers, employees and shareholders. I am retiring with the utmost confidence that Mike Lamach is the right person to lead Ingersoll Rand as it enters the next phase of its evolution to become a premier, diversified industrial company dedicated to enabling social and economic progress throughout the world.”

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Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers.

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